July 30, 2004

Universal Detection Technology
9595 Wilshire Blvd., Suite 700
Beverly Hills, California 90212

Re:  Universal Detection Technology, Registration Statement on Form SB-2


Ladies and Gentlemen:

We have acted as counsel to Universal Detection Technology, a California corporation (the "COMPANY"), in connection with the registration, pursuant to a registration statement on Form SB-2 (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), of the offer and sale by the selling stockholders listed in the Registration Statement of 15,600,000 shares of the Company's common stock, no par value per share (the "COMMON STOCK"). The shares being registered for resale include: (a) 6,000,000 shares of Common Stock (the "COMMON SHARES"); and
(b) 9,600,000 shares of Common Stock reserved for issuance upon exercise of warrants (the "WARRANT SHARES," and together with the Common Shares, the "SHARES").

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of opinion that when the Registration Statement has become effective under the Act, (i) the Common Shares will be validly issued, fully paid and non-assessable, and (ii) upon exercise of the warrants and receipt of consideration therefore in accordance with the terms of the warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:


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A.   We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the State of California (the "LAWS").

B. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       /s/ AKIN GUMP STRAUSS HAUER & FELD LLP
                                       --------------------------------------
                                           AKIN GUMP STRAUSS HAUER & FELD LLP